Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiary	State of Incorporation or Formation

American Campus Communities, Inc.	Maryland
American Campus Communities Operating Partnership, LP	Maryland
RAP Student Housing Properties, LLC	Delaware
American Campus Communities Services, Inc.	Delaware
ACC Communities, LLC	Delaware
GMH Communities, LP	Delaware
College Park Management TRS, Inc.	Delaware
1772 Sweet Home Road, LLC	Delaware
SHP-The Village at Science Drive, LLC	Delaware
Clarizz Boulevard Associates, LLC	Delaware
Croyden Avenue Associates, LLC	Delaware
ACC OP (Callaway Villas) LP	Delaware